Exhibit (i)(1)


                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE -- SOUTH
                                   SUITE 1230
                        BOSTON, MASSACHUSETTS 02109-4603



                                                              October 25, 1999


The Cutler Trust
Two Portland Square
Portland, Maine  04101

Dear Sirs:

     As counsel for The Cutler Trust (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act") (File No. 811-07242), and the Prospectus contained in Post-Effective Amendment No. 10 to the Trust's registration statement relating to the shares of beneficial interest (the "Shares") of Cutler Equity Income Fund and Cutler Value Fund (the "Funds") being filed under the Securities Act of 1933, as amended (File No. 033-52850) ("Post-Effective Amendment No. 10"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Prospectus for the Funds and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable shares of the Trust.

     We consent  to the  filing of this  opinion on behalf of the Trust with the
Securities   and  Exchange   Commission  in   connection   with  the  filing  of
Post-Effective Amendment No. 10.

                                                              Very truly yours,



                                                       /s/DECHERT PRICE & RHOADS




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